Exhibit 10.2

Bin Zhao

Wenjing Ma

Shanghai Zhaoyan Network Technology Co., Ltd.

AND

Dayin Network Technology Co., Ltd.

______________________________
Voting Rights Proxy Agreement
______________________________

June 18, 2015
Voting Rights Proxy Agreement

This Voting Rights Proxy Agreement is executed on June 18, 2015 by and among the following parties in Shanghai, the People’s Republic of China (“PRC”):

(1)	Bin Zhao, Chinese Citizen, ID NO.: [***]

(2)	Wenjing Ma, Chinese Citizen, ID NO.: [***]

(3)	Shanghai Zhaoyan Network Technology Co., Ltd. (hereinafter referred to “Zhaoyan Technology”);
Registered Address: Room 21, Floor 2, 1222 Changyang Road, Yangpu District, Shanghai
Legal Representative: Bin Zhao

(4)	Dayin Network Technology Co., Ltd. (hereinafter referred to “Dayin Technology”)
Registered Address: Room 2009, Floor 2, Block 1, 180 Huashen Road, Pilot Free Trade Zone, Shanghai, China
Legal Representative: Bin Zhao
(The above parties hereinafter shall be individually referred to as a “Party” and collectively referred to as the “Parties”. Among others, Bin Zhao and Wenjing Ma shall be individually referred to as a “Shareholder” and collectively referred to as the “Shareholders”.)
Whereas:

1.
As of the execution date of this Agreement, the Shareholders are the registered shareholders of Zhaoyan Technology, who collectively hold 100% equity interest of Zhaoyan Technology in accordance with PRC laws, and among whom, Bin Zhao holds 90% of Zhaoyan Technology’s equity interest and Wenjing Ma holds 10%.

2.
The Shareholders intend to respectively delegate the individual designated by Dayin Technology with the exercise of the Shareholders’ voting rights in Zhaoyan Technology and Dayin Technology intend to designate the individual to accept such delegation.

NOW THEREFORE, upon friendly negotiation and based on the principal of equality and mutual benefits, the Parties agree as follows:

Article 1	Voting Rights Proxy

1.1
The Shareholders hereby irrevocably undertake that they will execute the Power of Attorney respectively after the execution of this Agreement, to appoint the individual designated by Dayin Technology at that time (hereinafter referred to the “Assignee”) to, on behalf of the Shareholders, exercise the following rights respectively enjoyed

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by the Shareholders under the articles of association of Zhaoyan Technology then effective (“Delegated Rights”):

(1)	propose to convene and attend shareholders’ meetings of Zhaoyan Technology according to Zhaoyan Technology’s articles of association as the proxy of each of the Shareholders/

(2)
exercise the voting rights on behalf of the Shareholders on all the matters which are required to be discussed and resolved at Zhaoyan Technology’s shareholders’ meetings, including without limitation the appointment, election and removal of the directors and supervisors of Zhaoyan Technology, the decision to appoint or remove the general manager, vice-general manager, chief financial officer and other senior management.

The above-mentioned authorization and delegation is conditional upon the Assignee being a Chinese citizen and Dayin Technology consenting to such authorization and delegation. When and only when Dayin Technology gives a written notice to the Shareholders to replace the Assignee, the Shareholders shall immediately authorize such other Chinese citizen designated by Dayin Technology at that time to exercise the Delegated Right. The new appointment and authorization shall supersede, immediately upon its grant, the original one. Other than the forgoing situation, the Shareholders shall not revoke the delegation and authorization accorded to the Assignee.

1.2
The Assignee shall prudently and diligently perform the Delegated Right within the scope of authorization specified in this Agreement. The Shareholders acknowledge, and assume liability for any legal consequence arising out of the Assignee’s exercising the above-mentioned Delegated Right.

1.3
The Shareholders hereby acknowledge that the Assignee will not be required to solicit the Shareholders’ opinion in advance when exercising the Delegated Right provided that the Assignee shall promptly inform the Shareholders of the resolutions adopted or the proposals for convening temporary shareholders’ meetings after such resolutions or proposals are made.

1.4
Zhaoyan Technology and the Shareholders agree to accept the proposals made by Dayin Technology and the Assignee in relation to hiring and dismissal of employees, daily operation management and financial management system from time to time and execute such proposals strictly.

Article 2	Right to Information

2.1	For the purpose of exercising the rights hereunder, the Assignee shall be entitled to get access to relevant information with respect to Zhaoyan Technology’s operation,

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business, clients, finances, employees and other matters, and to look up relevant materials. Zhaoyan Technology shall fully cooperate with respect thereto.

Article 3	Exercise of the Delegated Right

3.1
The shareholders shall provide sufficient assistance with respect to the exercise of the Delegated Right by the Assignee, including, when necessary (e.g., in order to satisfy the requirements of the governmental authorities with respect to document submission for approval, registration and filing), promptly executing the Resolution of the shareholders meeting or other related legal documents made by the Assignee.

3.2
If, at any time during the term of this Agreement, the authorization or exercise of the Delegated Right under this Agreement cannot be realized for any reason (except for a breach of contract by any of the Shareholders or Zhaoyan Technology), the Parties shall immediately seek an alternative solution as closes as possible to the unrealizable provisions and shall, if necessary, execute a supplementary agreement to amend or modify the terms of this Agreement so that the purpose of this Agreement may continue to be achieved.

Article 4	Release of Liability and Compensation

4.1
The Parties acknowledge that in no event shall Dayin Technology be required to bear any liability or provide any economic or other compensation to the other parties or to any third party in connection with the exercise of Delegated Right by Assignee under this Agreement.

4.2
The Shareholders and Zhaoyan Technology agree to indemnify and hold harmless Dayin Technology against any losses suffered or likely to be suffered by Dayin Technology as a result of appointing the Assignee to exercise the Delegated Right, including without limitation any losses arising out of any lawsuit, recourse, arbitration, claim brought by any third party against it or any administrative investigation, or sanction made by government departments. However, if the loss is arising out of the Assignee’s or Dayin Technology’s willful misconduct or gross negligence, the Shareholders and Zhaoyan Technology shall not indemnify such loss.

Article 5	Representations, Warranties and Covenants

5.1	The Shareholders hereby each represent, warrant and covenant that:

5.1.1
He/She is a Chinese citizen with full capacity to act; He/She has full and independent legal status and capability and is properly authorized to execute, deliver and perform this Agreement and may sue or be sued as an independent party.

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5.1.2
He/She is a legally registered shareholder of Zhaoyan Technology as of the effectiveness of this Agreement. In accordance with this Agreement, the Assignee may completely and fully exercise its Delegated Right according to the Zhaoyan Technology’s article of association then effective.

5.2	Zhaoyan Technology hereby represents, warrants and covenants that:

5.2.1
It is a limited liability company duly registered and validly existing under PRC laws with its independent legal personality. It has full and independent legal status and capability to execute, deliver and perform this Agreement and may sue or be sued as an independent party.

5.2.2
It has the full internal power and authorization of the company to execute and deliver this Agreement and all other documents it is going to execute related to the transaction stated hereunder and has the full power and authorization to complete such transaction described in this Agreement.

5.2.3
The Shareholders are the legally registered shareholders of Zhaoyan Technology as of the effectiveness of this Agreement, among whom, Bin Zhao holds 90% equity interest of Zhaoyan Technology and Wenjing Ma holds 10%. In accordance with this Agreement, the Assignee may completely and fully exercise its Delegated Right according to Zhaoyan Technology’s article of association then effective.

Article 6	Term of Agreement

6.1
Subject to Article 6.2 and 6.3 of this Agreement, this Agreement shall come into effect on the date the Parties execute it formally. Unless earlier terminated with the Parties’ written agreement or in accordance with Article 8.1 of this Agreement, the term of this Agreement shall be ten (10) years. Unless the Agreement is no longer being extended as notified by Dayin Technology thirty (30) days in advance, this Agreement shall automatically be extended for one (1) year upon expiration, and will continue to be so extended.

6.2
If any of the Shareholders assigns, upon Dayin Technology’s prior consent, all of its equity interest held in Zhaoyan Technology, such Shareholder shall cease to be a Party to this Agreement but the obligations and covenants made by the other Shareholders hereunder shall not be adversely affected.

6.3	During the term of this Agreement, if Zhaoyan Technology’s operation period terminates for any reason, this Agreement shall be terminated to Zhaoyan Technology and its shareholders.

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Article 7	Notice

7.1	Any notice, request, demand and other correspondences made as required by or in accordance with this Agreement shall be made in writing and delivered to the relevant Party.

7.2
The abovementioned notice or other correspondences shall be deemed to have been delivered when it is transmitted if transmitted by facsimile, or when it is delivered if received in person, or when five (5) days have elapsed after posting if posted by mail.

Article 8	Default Liability

8.1
The Parties agree and acknowledge that any substantial violation of any of the provisions under this Agreement of any Party (“Defaulting Party”), or any substantial failure of performing any obligation under this Agreement shall constitute a default under this Agreement (the “Default”). Any non-defaulting Party who suffers loss (“Non-Defaulting Party”) shall have the right to demand the Defaulting Party to cure or take remedial measures within a reasonable time period. If the Defaulting Party fails to cure or take remedial measures within such reasonable time period or within ten (10) days after the related Non-Defaulting Party notifies the Defaulting Party in writing of compensation requests, then the relevant Non-Defaulting Party shall have the right to decide in its own discretion (1) to terminate this Agreement and demand the Defaulting Party to compensate all loss suffered; or (2) to demand specific performance of the obligations of the Defaulting Party under this Agreement and compensate all loss suffered.

8.2
The Parties agree and acknowledge that unless otherwise specified by laws and this Agreement, the Shareholders and Zhaoyan Technology shall not be entitled to terminate this Agreement early under any circumstance.

8.3	Regardless of any provision otherwise agreed under this Agreement, the effectiveness of this Article shall not be affected by suspension or termination of this Agreement

Article 9	Miscellaneous

9.1	This Agreement is written in Chinese in four (4) originals and each Party of this Agreement shall have one (1) original.

9.2	PRC laws will apply to the execution, effectiveness, performance, amendment, interpretation and termination of this Agreement.

9.3
Any dispute arising out of or in connection with this Agreement shall be settled by the disputing Parties through friendly negotiation. If the disputing Parties cannot reach an agreement in thirty (30) days, such dispute shall be submitted to Shanghai

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International Economic and Trade Arbitration Commission for arbitration in accordance with the arbitration rules then effective. The arbitration shall be conducted in Shanghai and the language used shall be Chinese. The award of the arbitral tribunal shall be final and binding on all Parties.

9.4
Any right, power and remedy empowered to any Party by any provision of this Agreement shall not preclude any other right, power and remedy enjoyed by such Party in accordance with laws and other provisions under this Agreement, and a Party’s exercise of its rights, powers and remedies shall not preclude its exercise of other rights, powers and remedies.

9.5
Any Party’s failure or delay in exercising any right, power or remedy enjoyed by it under this Agreement or laws (hereinafter referred to as the “Party’s Rights”) shall not result in a waiver of such rights. In addition, the waiver of any single or part of the Party’s Right shall not preclude such Party’s exercising such rights in any other ways or the exercising the remaining part of the Party’s rights.

9.6	The headings of Articles in this Agreement are set for reference only, and such headings shall not be used in or affect the interpretation of Articles in this Agreement under any circumstance.

9.7
Each provision of this Agreement shall be severable and independent from any other provision. If one or several provisions of this Agreement are found to be invalid, illegal or unenforceable at any time, the validity, legality or enforceability of remaining provisions of this Agreement shall not be affected.

9.8	This Agreement supersedes any other legal documents executed by the Parties hereto in respect of the same matter upon execution.

9.9	Any amendment or supplement to this Agreement shall be made in written and take effect only upon duly execution by the Parties.

9.10
The Shareholders and Zhaoyan Technology shall not assign any right and/or obligation hereunder to any third party without prior written consent of Dayin Technology; Dayin Technology has the right to assign any right and/or obligation hereunder to any third party designated by itself after notifying the Shareholders.

9.11	This Agreement shall be binding on the legal assignees or successors of the Parties.
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[This Page contains no articles and is the Signature Page to the Voting Rights Proxy Agreement.]
IN WITNESS WHEREOF, the Parties have caused this Voting Rights Proxy Agreement to be duly executed as of the date and location first above written.

Bin Zhao		Wenjing Ma

Signature:	/s/ Bin Zhao	Signature:	/s/ Wenjing Ma

Shanghai Zhaoyan Network Technology Co., Ltd. (Chop)

Signature:	/s/ Bin Zhao
Name:	Bin Zhao
Title:	Legal Representative

Dayin Network Technology Co., Ltd. (Chop)

Signature:	/s/ Bin Zhao
Name:	Bin Zhao
Title:	Legal Representative

Signature Page